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                                                                    Exhibit 99.1

                                                  RTI INTERNATIONAL METALS, INC.
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004
                                                                      3:30 PM ET


                            RTI INTERNATIONAL METALS

                                OCTOBER 26, 2004
                                  3:30 P.M. ET


Moderator         Ladies and gentlemen, thank you for standing by, and welcome to the RTI International Metals Third Quarter 2004 Results. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. As a reminder, today's conference is being recorded.

                  I'd now like to turn the conference over to your host, Mr. Richard Leone, Manager of Investor Relations. Please go ahead.

R. Leone Thank you, and welcome to RTI's Third Quarter 2004 Results conference call. Joining me today are Tim Rupert, President and CEO; John Odle, Executive Vice President; and Larry Jacobs, Vice President and Chief Financial Officer.


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004



                  The comments made during today's call are based on management's current expectations which are subject to uncertainties and changes in circumstances. Actual results may differ materially due to adjustments in the market's RTI supplies including commercial and military aerospace, defense, energy distribution and industrial. In addition, other risk factors may also affect future results including the ongoing impact of global events, the outcome of labor negotiations and the integration of Claro Precision into RTI. These are factors are summarized in RTI's filings with the Securities and Exchange Commission. We recommend that you read these filings which are available on our Web site at www.rtiintl.com or by contacting the SEC or RTI's Investor Relations Department.

                  I will now turn the call over to RTI's President and CEO, Tim Rupert.

T. Rupert         Good afternoon. Thank you for joining us today to discuss our third quarter results. RTI reported a net loss for the third quarter of $2.2 million or $0.10 per share on sales of $54 million. That included $2.4 million in expense related to the implementation of Section 404 of the new Sarbanes-Oxley requirements. During the third quarter of 2003, we lost $2.5 million or $0.12 per share on sales of $50 million. Operating results continued to


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  improve essentially breaking even in the third quarter before the Sarbanes-Oxley expense. The Titanium Group had an operating loss of $1 million on sales of $38 million which included intercompany sales of $25 million. That's a $2.6 million improvement over the third quarter of 2003 as cost efficiencies more than offset lower prices. Mill product shipments increased to 1.6 million pounds at an average realized price of $13.51.

                  The Titanium Group's results include a $1.4 million operating loss at its Niles, Ohio plant where a work stoppage and ongoing negotiations with the United Steelworkers continues. That's a considerable improvement from the $3 million loss in the second quarter and a $4 million loss in the first quarter of this year.

                  The Fabrication and Distribution Group had an operating loss of $1.5 million on sales of $51 million for quarter largely due to the Sarbanes-Oxley charge. During the quarter, we negotiated the acquisition of Claro Precision, Inc., a Montreal company that does precision machining and complex subassemblies primary for Bombardier, the Canadian regional jet manufacturer. The transaction closed on October 1st. The purchase price was $29.7 million, $23.8 million in cash with the balance in RTI shares. Claro will extend our fabricating capabilities, provide access to the


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  regional jet market and should enhance RTI's future profits. We are still converting Claro's historical results to U.S. GAAP accounting, but I expect that they will show Claro's 2003 results as something on the order of $4 million in operating income on sales of approximately $16 million.

                  Returning to third quarter results, consolidated cash flow from operations in the third quarter was $3.8 million. We used $3.6 million of that in investing activities including the Claro acquisition and other capital spending. Depreciation for the quarter was approximately $3 million. Our order backlog increased substantially during the quarter totaling $184 million at the end of September, that's up 77% from $104 million at the end of the second quarter.

                  Demand for Titanium continues to improve as evidenced by the growth in our order backlog. This growth is driven primarily by expected increases in large commercial aircraft build rates, although RTI's backlog is benefiting from increased military and energy projects as well. As third quarter results show, our operating income is improving as activity increases, cost improvements are realized, and we work through lower priced orders taken at the bottom of the aerospace downturn. As we get into next year, we would expect earnings to improve as higher priced


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  orders are produced. This won't happen overnight since many of the products are ordered 6 to 12 months before they will ship. Third quarter mill product shipments, for example, were on average, ordered eight months prior to shipment. Some energy fabrications will take even longer, but we have every reason now to expect 2005 to be a better year than 2004.

                  Before we take your questions, let me comment on two that I anticipate. With the ongoing labor dispute at our Niles, Ohio mill product plant, there has been a speculation as to whether future demand will exceed that facility's ability to produce. Let me repeat, as we've said before, that we are successfully meeting customer requirements with non-represented employees and intend to operate that facility at whatever level as is necessary, as we always do.

                  Secondly, the United Steelworkers of America executing what has been reported as a strategic campaign in recent weeks to increase pressure on RMI have charged in a letter to the Securities and Exchange Commission that RTI's disclosures concerning executive compensation related to our supplemental pension program have inadequately disclosed my benefits under the plan. I would invite anyone to examine the disclosures in the


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  company's 2003 proxy statement. We take our reporting obligations very seriously. Based on our preliminary review, we believe that all the material facts regarding the supplemental pension program as well as my retirement benefits have been disclosed, but if the SEC determines that more is necessary, we'll fix it.

                  Cynthia, with that, let's see if we have any other questions.

Moderator         Thank you. We'll take our first question from the line of
                  Frank Haflich with American Metals. One moment. Please go ahead.

F. Haflich        Yes. Two questions. One, Tim, in the past or up until now, you've been fairly cautious noting the precarious state of domestic airlines, etc., but it seems as if you're starting to believe this pickup is for real. Do I read you correctly?

T. Rupert         Not exactly, Frank. It's not that every data to pick up was real. There is no question that there is more inquiry activity and more orders being placed for titanium right now. My hesitation in the past, and I still have it, is that it is not yet clear to me how much of this pick up is due to talk of increased build rates by Boeing and Airbus, which has caused the supply


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  chain to replenish its very low inventories of titanium, at least in part, you know, in anticipation of competing for business on those aircraft and how much of it will actually go to consumption and then be replaced with follow-on orders, and the specific concern is that with particularly the U.S airlines losing so much money, and if there is an initial pickup here that it may flatten out or even drop back if the airlines are unable to fund further purchases.

                  Now, I will concede that this is largely a U.S. problem. There are a lot of healthy airlines around the world, particularly, in the Pacific Rim and, of course, those are ones that buy the highest percentage of wide bodies that use the highest percentage of titanium.

                  So, there's no question that, that coupled with military spending and other things that are going on in titanium consuming market, there's no question that there is a much healthier market coming here. My only hesitation is will it be sustained or will be short-lived and we'll have another lull.

F. Haflich        Second question is when will you start to feel the impact of higher raw material costs, in particular, sponge? You're a major sponge buyer, but from what you've said in the past, I assume that the prices you're paying at


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  least through this year will not necessarily reflect the big run-up at least in the spot market. When do you expect that will have a significant impact?

T. Rupert         Well, as we get into next year, some of what we buy is at
                  fixed prices, others is at a negotiated price and those will reflect some increase. As important is the cost effect of the changing mix of our titanium sources, and by that, I don't mean the sponge producers. I mean the fact that scarp is so short; you know, when scrap is plentiful. It is to our advantage, to use a high percentage of relatively lower cost scrap to bring our overall cost down. That option is no longer available to the industry right now because titanium scrap is in such short supply, and at such high price that we have to use greater percentages of sponge and relative to most markets that raises our cost. So, they'll go up due to the input source, and then as we get in the next year, you'll see some increase because a portion of our sponge will go up in price.

F. Haflich        And what is the capacity utilization at RMI now?

T. Rupert         We're probably at somewhere between 35% and 40% now.

F. Haflich        And by the end of the year?


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


T. Rupert         They'll be higher at the end of the year. I don't know. We'll be approaching 50%, probably.

F. Haflich        And just lastly, your backlog. Now, you noted your backlog, I didn't...

T. Rupert         Yes.  It's a $184 million at the end of September.

F. Haflich        And that compares the end of June?

T. Rupert         One hundred and four.

F. Haflich        Okay.  So, that's a huge increase.

T. Rupert         Yes, 77%.

F. Haflich        Where does that come from mainly?

T. Rupert         It's a number of things. Most of it comes from aerospace,
                  although there are energy projects and other...


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


F. Haflich        Most commercial aerospace or...?

T. Rupert         Yes.  Most commercial aerospace.

F. Haflich        Okay. Thank you very much. I realized that's more than two questions.

T. Rupert         That's all right.

Moderator         Thank you. And we'll go to the line of Rich Steven with CIGNA
                  Capital. Please go ahead.

R. Steven         Yes. Thank you. Couple of my questions have been answered, but wondering relative to backlog, can you give me an idea as to how it will take you to work through the current backlog?

T. Rupert         Well, most of that will go out next year, Rich. There are
                  maybe something on the order of 15%-20% of it that goes beyond the end of 2005, but most of it will fall within either the balance of this year or by the end of next year.

R. Steven         Okay. And in terms of percentage, I know the previous caller did touch on this topic, but can you give me any kind of percentage as to that build in


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  your backlog; what would be related to aerospace as opposed to energy and military?

T. Rupert         Well, I would say something like 70%-75% of it is
                  aerospace-related. I don't really have anything here in front of me that gives me a split military versus commercial, Rich, but the majority of that will be commercial aerospace.

R. Steven         Okay. Very good. Any broad brush comments on pricing
                  expectations in general across product lines for 2005?

T. Rupert         Prices will definitely go up on average. I mean with the
                  already constrained raw material combined with an increase in demand, there's no question that titanium and mill product prices will increase.

R. Steven         Then would you say high-single digit, low-double digit?

T. Rupert         I'm going to ask John to answer that.

J. Odle I would say basically twofold answer to that question. One, it will probably low-double digit. Many of those orders are already on the books


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  but, again, as we transfer more products in mill-product form to our value added companies where price per pound really is more of a nominal question versus the value adding that we do where it's just not indicative of what's happening. We'll take that base of the higher raw material price and then add appropriate margins to that. Do you understand what I mean when I said...?

R. Steven         Right.  I do.  Yes.

J. Odle           So, the multiple is a little better than that, if you will.

R. Steven         Okay. All right. Great. I'll let the next caller get on the line here.

J. Odle           Thanks, Rich.

R. Steven         Thank you.

Moderator         Thank you. And we'll now go to the line of David Feingold with
                  Goodman & Company. Please go ahead.

D. Feingold       HI. I joined the call late so this may have already been
                  addressed, but


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  what was the change in the backlog quarter-over-quarter and would you say that it's a significant or a minor change in backlog?

T. Rupert         Significant. It went up to $184 million, David, from $104
                  million at end of June.

D. Feingold       Okay.  Great.

T. Rupert         Which I know that was a 77% increase.

D. Feingold       That's substantial.  Congratulations.

T. Rupert         I appreciate you giving me the opportunity to say it again.

Moderator         And we'll now go to the line of Brian Jacobs with FTCG. Please go ahead.

B. Jacobs         Hi, guys. Fort Pitt Capital is just too much of a pain to
                  spell for everybody. Hey, looking out into 2005, you're thinking about ending--did I hear you say you would be ending
                  2004 at an approximate 50% capacity utilization up in Niles?


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


T. Rupert         I did say that. That might be a bit aggressive. I think that we'll certainly be there in 2005. Exactly when we get there, I don't know. Probably going into the year, we're not going to be at the 50%.

B. Jacobs         But would that be a rate, you think, as sustainable or that should increase as we progress to 2005?

T. Rupert         I think it will increase.

B. Jacobs         Okay. And for down in your Fab and Distribution in Houston, with you guys kind of, well not kind of, but you're halting all new orders. I was wondering if you planned on significant spend down there to increase your pipe making fabrication capacity in the near future.

T. Rupert         Let's make sure we're talking about the same units. The units that stopped taking orders was a welded tube line in Hermitage, Pennsylvania.

B. Jacobs         I got you...

T. Rupert         Small operation and largely non-aerospace markets. We are
                  still looking at whether we can find alternative sources for raw material there that make


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  economic sense. If they do, we'll change nothing, and if we can't do that, then we've got some ideas on how to utilize that facility for other product lines. In Houston, we've actually got three sets of distribution units. One of them is straight distribution, which you're not asking about. The other one is the extrusion business, RTI fab. They do some tubing as well. I don't think you're asking about that one. Now, I'll answer the question for that.

B. Jacobs         I'm glad I don't have to get specific here.

T. Rupert         You stop me if I'm giving you more than you won't know. I
                  don't anticipate that we will spend a lot of money at the extrusion facility. We've made quite an investment there and they're in what hopefully will be a big growth phase right now, so there's a lot of products that can be produced there with the investment we've already made.

                  The other business that is there is RTI Energy Systems. They, too, of course, are involved on tubular products, and I don't anticipate any large investments there. Since the acquisition, we've steadily grown that business organically with what I would call modest investments each year, and we haven't come to a final conclusion on that for next year yet and


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  that may continue, but it's nothing large.

B. Jacobs         So, with the exception of potential acquisitions as you have made with Claro, going into 2005, do you anticipate significant changes in your cap ex levels from the last couple of years?

T. Rupert         No. It will be similar. It will be certain maintenance level, if you will, and then we do have a short list of ideas that would improve processes and so forth. We'll look at those and determine whether those are good return investments or not and we may do those. But even if we do, it will, in total, come out looking the way we have the last few years.

B. Jacobs         Lastly, could you provide some color on the energy markets as a whole? I mean I realize that's probably just a softball question, but can you describe the activity that you're seeing right now and whether or not there are some major products or projects that you see coming down the pipeline in the next year, two years?

T. Rupert         There are major projects in the works. I expect that to sound like a broken record, I know, but they take a long time to come to fruition. They talk about these things for two to three years sometimes before they even start, and then it's another two to three years before you're producing oil. One



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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  might think, certainly, I did, that with the price of oil being what it is that they would be falling all over themselves to invest more money and they are to a certain extent. I mean there's plenty of business out there to keep us busy if we're successful in getting our share of it, but the oil companies are acting very cautiously right now. They're a little, I'm not sure whether they believe that the sustainability is not there at these prices. Hopefully, it's not sustainable at these prices. I hope they get down. But they're approaching new exploration very cautiously and for whatever reason seem to be much more focused on share buybacks and retiring debt and so forth, and maybe if you're a stockholder of one of those companies, you're perfectly happy with that, but they seem to be addressing that first and then expanding new exploration secondly. But again, RTI Energy Systems is a small company, so the energy business doesn't have to be booming to present to be very healthy.

B. Jacobs         Okay. Well I'll let somebody else jump on. Thank you, guys.
                  Good quarter.

T. Rupert         Thank you.

Moderator         And at this time, we have no one else in queue.


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


T. Rupert         Thank you for joining us today.

Moderator         And actually, just have a follow-up. Would you like to take it?

T. Rupert         Please.

Moderator         And that will be from the line of Frank Haflich. Please go ahead.

F. Haflich        Yes. One question is I wonder why did you have the surge in the backlog in the third quarter? I guess some other companies have seen their backlog increase greatly. Before that, is there anything you did in your policy or did you go out make a concerted effort for new business or did it just show up in the third quarter?

T. Rupert         No.  We were patient, Frank.

F. Haflich        Okay. In other words, is the implication there, you wanted to take it at the right price?

T. Rupert         Yes. I mean, you've heard some of our competitors saying that they filled


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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


                  up their order book for '05 and that they're maybe constrained by metallics and so forth, and our strategy was not see if we can fill our order book first and now is the time.

F. Haflich        Yes. Can you tell me what percentage of your sponge purchases next year will be under new contract?

T. Rupert         Be under new pricing you mean?

F. Haflich        Yes.  New pricing.

T. Rupert         The minority of it, less than half.

F. Haflich        Thank you very much.

T. Rupert         Okay, Frank.

Moderator         And with that, we have no further questions.  Please continue.

R. Leone Once again, thank you for joining us today. This concludes our call. The operator will now give you replay information. Please go ahead, Cynthia.



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                                                        RTI INTERNATIONAL METALS
                                                             HOST: RICHARD LEONE
                                                                OCTOBER 26, 2004


Moderator         Ladies and gentlemen, this conference will be available for replay after 7:00 p.m. today through midnight, October 29th.
                  You may access the AT&T Teleconference Replay System at anytime by dialing 1-800-475-6701 and entering the access code of 749199. International participants, dial 320-365-3844.

                  This does conclude your conference for today. Thank you for using AT&T Executive Teleconference. You may now disconnect.

rti metals 3rd quarter results transcript 10/26/04


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